Sub-Item 77M for 6/30/06 N-SARs



Tax Exempt Funds

At the close of business on April 28, 2006, First Investors Tax-Exempt Money Market Fund, Inc., First Investors Insured Intermediate Tax Exempt Fund, First Investors Insured Tax Exempt Fund, Inc., First Investors Insured Tax Exempt Fund II, First Investors Arizona Insured Tax Exempt Fund, First Investors California Insured Tax Exempt Fund, First Investors Colorado Insured Tax Exempt Fund, First Investors Connecticut Insured Tax Exempt
Fund, First Investors Florida Insured Tax Exempt Fund, First Investors Georgia Insured Tax Exempt Fund, First Investors Maryland Insured Tax
Exempt Fund, First Investors Massachusetts Insured Tax Exempt Fund, First Investors Michigan Insured Tax Exempt Fund, First Investors Minnesota
Insured Tax Exempt Fund, First Investors Missouri Insured Tax Exempt Fund, First Investors New Jersey Insured Tax Exempt Fund, First Investors New
York Insured Tax Exempt Fund, Inc., First Investors North Carolina Insured Tax Exempt Fund, First Investors Ohio Insured Tax Exempt Fund, First Investors Oregon Insured Tax Exempt Fund, First Investors Pennsylvania Insured Tax Exempt Fund, and First Investors Virginia Insured Tax Exempt
Fund were reorganized into corresponding series of First Investors Tax Exempt Funds, a newly-established Delaware statutory trust, pursuant to an Agreement and Plan of Conversion and Termination that was approved by the Funds' board of directors on August 18, 2005 and by the Funds' shareholders on October 28, 2005 and November 22, 2005.